Prospectus Supplement No. 8                 Filed Pursuant to Rule 424(b)(3)
(To Prospectus Dated May 19, 2000)          Registration No. 333-35412

                              Prospectus Supplement
                             Dated October 20, 2000

This prospectus relates to the resale by the holders of our:

     o    $450,000,000 principal amount of 5.0% convertible notes due 2010, and

     o the shares of Class A common stock issuable upon conversion of the notes.

This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated May 19, 2000. The terms of the notes are set forth in the prospectus.

The information in the table appearing under the heading "Selling Securityholders" on page 33 in the prospectus is hereby amended by adding the information below with respect to selling securityholders not previously listed in the prospectus or in any amendments or supplements thereto, and by superceding the information with respect to selling securityholders previously listed in the prospectus or in any amendments or supplements thereto that are listed below:

                                                                              Number of Shares                      Percentage of
                                                       Principal Amount      of Class A Common        Number of        Class A
                                                      at Maturity of 5.0%     Stock Issuable       Shares of Class   Common Stock
                                                      Notes Beneficially    Upon Conversion of      A Common Stock  Outstanding as
                                                        Owned That May      the 5.0% Notes That      Beneficially    of October 19,
                Selling Securityholders                     be Sold             May be Sold             Owned**         2000***
               -------------------------              -------------------   -------------------    ---------------  --------------


Bank Austria Cayman Island, Ltd.                               $140,000              2,718               --               *
Boilermakers Blacksmith Pension Trust                                $0                  0               --               *
Chrysler Corporation Master Retirement Trust                 $9,235,000            179,320               --               *
Convexity Partners L.P.                                              $0                  0               --               *
Credit Suisse First Boston Corporation (1)                   $3,500,000             67,961               --               *
Delaware PERS                                                        $0                  0               --               *
Delphi Foundation, Inc.                                              $0                  0               --               *
Delta Airlines Master Trust                                  $3,975,000             77,184               --               *
General Motors Foundation, Inc.                                      $0                  0               --               *
Granville Capital Corporation                               $11,000,000            213,592               --               *
Highbridge International LLC                                 $3,100,000             60,194               --               *
ICI American Holdings Trust                                          $0                  0               --               *
Maryland Retirement System                                   $4,170,000             80,970               --               *
Motion Picture Industry Health Plan - Active Member Fund     $1,070,000             20,776               --               *
Motion Picture Industry Health Plan - Retiree Member Fund      $535,000             10,388               --               *
Motors Insurance Corporation                                         $0                  0               --               *
New York Life Insurance Company                             $15,300,000            297,087               --               *
OCM Convertible Trust                                        $4,165,000             80,873               --               *
Partner Reinsurance Company, Ltd.                            $2,215,000             43,009               --               *
Shell Pension Trust                                            $415,000              8,058               --               *
State of Connecticut Combined Investment Funds              $11,695,000            227,087               --               *
State of Oregon - Equity                                             $0                  0               --               *
Stte Employees' Retirement Fund of the State of Delaware     $4,700,000             91,262               --               *
Vanguard Convertible Securities Fund, Inc.                  $10,910,000            211,844               --               *
Zeneca Holdings Trust                                                $0                  0               --               *
                                                            ===========            =======             ====              ==
TOTAL                                                       $86,125,000          1,672,323               --               *


*    Less than 1%.
**   In addition to the shares issuable upon conversion of the notes.
***  Includes  shares  issuable upon conversion of the notes and additional  shares  beneficially  owned as of
     October 19, 2000.

(1)  Entity  shown in the table,  or an affiliate of the entity,  was one of the initial  purchasers  of these notes  and/or other notes of the Company that were sold in a private  placement.  The initial  purchasers acquired  such  notes at a  discount.  In  addition,  some of these  entities  or their  affiliates  have participated in other offerings of securities by the Company and/or have performed other banking services for which they have received fees.